Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GHN Agrispan Holding Company

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-1 of our report dated May 12, 2010, relating to the consolidated financial statements of GHN Agrispan Holding Company and its subsidiaries as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008, which appear in the Annual Report on Form 10-K of GHN Agrispan Holding Company for the year ended December 31, 2009.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is a part of this Registration Statement.

/s/ ZYCPA Company Limited

ZYCPA Company Limited
Certified Public Accountants

Hong Kong, China
November 8, 2010